Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2010, relating to the financial statements of BioSante Pharmaceuticals, Inc., appearing in the Annual Report on Form 10-K of BioSante Pharmaceuticals, Inc. for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

August 12, 2010